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                                                                     Exhibit 99


[LOGO] REPUBLIC INDUSTRIES, INC.
                                                  450 East Las Olas Boulevard
                                                  Suite 1200
                                                  Fort Lauderdale, Florida 33301
                                                  954-713-5200
                                                  954-713-2115 FAX



FOR IMMEDIATE RELEASE                             CONTACT: MICHAEL KARSNER
---------------------                                      (954) 713-5230





          REPUBLIC COMPLETES TENDER OFFER FOR ALAMO SENIOR NOTES AND
                        ANNOUNCES FOURTH QUARTER CHARGES


        Fort Lauderdale, Florida (December 24, 1996) - Republic Industries, Inc. (NASDAQ:RWIN), today announced that its wholly-owned subsidiary, Alamo Rent-A-Car Inc., has completed the previously announced Consent Solicitation and Tender Offer, repurchasing substantially all of the outstanding $100 million aggregate principal amount 11 3/4% Senior Notes Due 2006 issued by Alamo and certain affiliates on February 16, 1996. The completion of the Consent Solicitation and Tender Offer and the refinancing of other Alamo debt will result in an extraordinary charge in the fourth quarter of approximately $30 million, net of income taxes. The refinancing of the Alamo debt was completed at substantially lower interest rates.

        In addition to the charges associated with the refinancing of the Alamo debt, Republic intends to take a one-time pre-tax charge in the fourth quarter of 1996 of approximately $90 million related primarily to the integration of the operations of Alamo with Republic as well as merger expenses associated with the acquisitions of Alamo, Addington Resources, Inc. and Continental Waste Industries, Inc.

        H. Wayne Huizenga, Chairman and Co-Chief Executive Officer of Republic, commented that "we are pleased with the progress we made this year, including the quick integration of Alamo with Republic. We anticipate earnings from operations to be in line with analysts' expectations for the fourth quarter and full year, excluding Alamo's results and these one-time and extraordinary charges. We are currently comfortable with analysts' expectations for full year 1997."

        The company anticipates reporting its fourth quarter results at the end of January 1997. Republic is a diversified company operating in the automotive, solid waste, electronic security and out-of-home media industries.



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